         Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

                                                                 Exhibit 10.4.45


                       MANUFACTURING AND SUPPLY AGREEMENT

         THIS AGREEMENT entered into this 30th day of March, 2000, between Neoprobe Corporation, 425 Metro Place North, Suite 300, Dublin, Ohio 43017 (hereinafter referred to as ("Neoprobe") and Plexus Corp, 55 Jewelers Park Drive, P.O. Box 156, Neenah, Wisconsin 54957-0156 (hereinafter referred to as ("Plexus").

         WHEREAS, Neoprobe is a biomedical company which, using its proprietary technology and knowhow, has developed a handheld gamma radiation detection device used for detection of gamma radiation in radioisotope guided surgery and intraoperative lymphatic mapping; and

         WHEREAS, Plexus is in the business of designing, developing, and manufacturing electromechanical instruments, medical instruments and electronic products; and

         WHEREAS, Neoprobe desires to have Plexus manufacture and supply the device to Neoprobe.

         NOW, THEREFORE, in consideration of the mutual covenants exchanged herein the parties agree as follows:

                             ARTICLE I. DEFINITIONS

         1.01 Certificate of Release (or Certificate of Compliance). As used herein the term "Certificate of Release" is used to mean the document supplied by Plexus to Neoprobe with each lot or batch of Product stating that all Product, manufactured by Plexus and comprising that lot, meet or exceed the "Specifications" for the Product.

         1.02 Components. The term "Components" shall mean the individual parts which are assembled to make a Product, as well as packaging and labeling for Product.

         1.03 Control Unit. The term "Control Unit" shall mean the neo2000, intraoperative gamma radiation detection device including a microcomputer-based unit which measures the presence of gamma-emitting isotopes, which unit translates the gamma pulses received from a Probe (defined in Section 1.12 herein) into understandable displays and sounds.

         1.04 Device Master Record. The term "Device Master Record ("DMR") as used herein shall mean the compilation of records containing the procedures and specifications for a finished device as described by 21 CFR Section 820.3(j) and
Section 820.18 1.

         1.05 Effective Date. The "Effective Date" of this Agreement shall be the date written herein above.

         1.06 FDA and Act. The term "FDA" and the term "Act" as used herein shall mean the United States Food and Drug Administration or any successor agency having the administrative authority to regulate the approval for testing or marketing of human pharmaceutical or biological products and medical devices in the United States; and the term "Act" as used herein, refers to the Federal Food, Drug & Cosmetic Act (21 U.S.C. Section 301, et seq.).

         1.07 QSR. As used herein the term "QSR" means the current good manufacturing practice requirements set forth in 21 CFR , Parts 808, 812, and 820 that govern the methods used in, and the facilities, and controls used for, the design, manufacture, packaging, labeling, installation, and servicing of all finished devices intended for human use to ensure that the finished device will be safe and effective and comply with the Act.

         1.08 Long Lead Time Component(s). as used herein shall mean all of those individual parts and materials whose current lead times extend beyond forty (40) business days. The Long Lead Time Components may,

Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

from time to time, be reviewed by Plexus and Neoprobe, at the request of either party due to possible changes in market conditions of supply and demand affecting the procurement by Plexus of the Components and/or Long Lead Time Components for the assemblies hereunder. Any changes resulting from such review shall be with the mutual written agreement of Plexus and Neoprobe.

         1.09 Monthly Rolling Quantity Forecast of Delivery Requirements. As used herein shall mean the written documents provided to Plexus by Neoprobe each month indicating the delivery requirements projected for the next twelve (12) months.

         1.10 NCNR Component(s). As used herein shall mean those parts that are not cancelable once placed on order with Plexus suppliers, and are not returnable once delivered to Plexus. The NCNR Component(s) may, from time to time, be reviewed by Plexus and Neoprobe, at the request of either party due to possible changes in market conditions of supply and demand affecting the procurement by Plexus of the Components and/or NCNR Component(s) for the assemblies hereunder. Any changes resulting from such review shall be with the mutual written agreement of Plexus and Neoprobe.

         1.11 Person. As used herein, the term "Person" shall mean any individual, corporation, partnership, business trust, business association, governmental entity, governmental authority or other legal entity.

         1.12 Probe. As used herein, the term "Probe" shall mean a handheld gamma radiation sensing device which connects to the Control Unit.

         1.13 Product. The term "Product" as used herein, shall mean the finished, packaged and labeled Control Unit and or Probe listed on Exhibit 1.13 and "released" in accordance with Section 7.12 herein.

         1.14 Quarter. The term "Quarter" as used herein shall mean the consecutive three (3) month periods beginning January 1, April 1, July 1, and October 1 of each Year.

         1.15 Specifications. As used herein, the term "Specifications" shall mean the requirements with which the Product must conform as provided by the device Specifications which are included in the Device Master Record for each Product.

         1.16 Special Component(s) as used herein shall mean those parts that have special procurement conditions such as limited change parameters or other special liability conditions that are required by Plexus' suppliers. The Special Component(s) may, from time to time, be reviewed by Plexus and Neoprobe, at the request of either party due to possible changes in market conditions of supply and demand affecting the procurement by Plexus of the Components and/or Special Component(s) for the assemblies hereunder. Any changes resulting from such review shall be with the mutual written agreement of Plexus and Neoprobe.

         1.17 Year. The term "Year" shall mean the consecutive twelve (12) month period beginning January 1 of a year and ending December 31 of such year.

                          ARTICLE II. SUPPLY OF PRODUCT

         2.01 Manufacture. Neoprobe hereby appoints Plexus as Neoprobe's exclusive supplier for all of Neoprobe's requirements for the Products listed on
Exhibit 1.13 and Plexus hereby accepts such appointment.

         2.02 Price of Product. The unit price charged by Plexus to Neoprobe for each unit of Product may be amended from time to time after mutual discussion of the parties. Unless stated otherwise, prices quoted are F. O. B. Plexus's manufacturing facility. Unless specifically stated otherwise, all quoted prices are firm for thirty (30) days from the date of quotation. Quotations are based on drawings, specifications, and other written information available

Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

to Plexus at the time of quotation. Any additional data supplied at the time of purchase may necessitate price adjustments.

         2.03 Payment of the Purchase Price. Plexus shall bill Neoprobe for all purchases of Product made under this Agreement by invoice sent to Neoprobe at Neoprobe's address shown on the first page of this Agreement. Neoprobe shall pay all invoices net thirty (30) days after: (i) receipt of such invoice, and (ii) receipt of a Certificate of Release for the Product.

         2.04 Payment of Taxes. Any manufacturer's tax, retailer's occupation tax, use tax, sales tax, excise tax, or tax of any nature whatsoever imposed on or measured by the transaction between Plexus and Neoprobe shall be paid by Neoprobe in addition to the invoice price for Product. In the event Plexus is required to pay such tax, Neoprobe shall reimburse Plexus therefore, within ten
(10) days of written demand by Plexus to Neoprobe for such reimbursement. If the transaction between Plexus and Neoprobe is exempt from all such taxes, Neoprobe shall provide Plexus with a tax exemption certification or other document acceptable to all taxing authorities at the time the order is submitted.

         2.05 Addition of Other Assemblies to the Agreement. Additional devices may be added to this Agreement by mutual consent of the parties. Any additional devices added to this Agreement shall require individual specifications and a determination of a "per unit" price as described in Section 2.02 hereinabove.

         2.06 Failure to Supply All Requirements. In the event Plexus is unable to supply substantially all of Neoprobe's requirements for Product, for reasons solely within Plexus' control, Neoprobe may have the right to source Product from an alternative contract manufacturer, subject to Neoprobe providing Plexus with six (6) months prior written notice of its desire to source the Product from an alternative contract manufacturer and Neoprobe has provided Plexus a reasonable time period to cure any delays in supplying Neoprobe with the Product. Neoprobe's right to use a third party manufacturer for all or part of its requirements for Product shall remain in effect until six (6) months after Plexus notifies Neoprobe that it is once again able to supply substantially one hundred percent (100%) of Neoprobe's requirements for Product.

         2.07 Competitive Pricing. In the event Neoprobe is able to source Product from a third party manufacturer at a price which is significantly better (***) than the price charged by Plexus pursuant to Section 2.02, the "exclusive supplier" status granted to Plexus pursuant to Section 2.01 shall become nonexclusive; provided however, that Plexus shall have the right to match the price offered by the third party in which case Plexus shall remain an exclusive supplier.

         2.08 Plexus Becomes Non-Exclusive Supplier. If Plexus' status as "exclusive supplier" becomes "non- exclusive" in accordance with this Section 2.07, Neoprobe agrees to purchase all finished Product, raw materials, all Components in Plexus' inventory (including the full markup as defined in the Plexus Quotation), and other Components for which Plexus has liability or on order, but which are not in Plexus' inventory, as well as payment for any and all in-process manufacturing costs and expenses, including, ramp down costs, cancellation or restocking charges. To help minimize the impact of cancellation charges, Plexus will attempt to restock components at the supplier, resell the components, and/or utilize the components on non-Neoprobe assemblies.


             ARTICLE III. FORECAST, ORDERS, MATERIALS AND SCHEDULING

         3.01 Forecast. Within fifteen (15) days after the Effective Date, Neoprobe shall deliver to Plexus a forecast of the quantity of Product required for the initial twelve (12) month period from the Effective Date (the "Initial Forecast") and shall thereafter update such forecast on a monthly basis and provide it to Plexus on or before the fifteenth (15th) day of each month so that the parties have a twelve (12) month rolling forecast of the estimated requirements for Product. Neoprobe shall promptly notify Plexus, at any time, Neoprobe anticipates a material

Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

deviation from the forecast. Plexus shall promptly notify Neoprobe at any time Plexus anticipates a material deviation in its ability to meet the forecast.

         3.02 Manufacturing Lead Time. For each Product to be manufactured, Plexus establishes a manufacturing lead time, which is the number of business days it will take, on average, to receive and kit all Components, assemble, test and ship the lot of finished Product. Unless otherwise noted, this manufacturing lead- time is twenty (20) business days. Plexus schedules all Components for a particular lot of Product to arrive one manufacturing lead-time prior to the Neoprobe due date. Plexus then uses this information, together with the Forecast and Purchase Order information as defined below, to place commitments to its suppliers for materials.

         3.03 Purchase Orders. Neoprobe will issue Neoprobe Purchase Orders ("POs") at least sixty (60) business days prior to the required delivery dates for Product in accordance with, but not limited to, the Monthly Rolling Quantity Forecast of Delivery Requirements. Neoprobe POs for delivery with lead times of less than sixty (60) business days may be mutually agreed to by Plexus and Neoprobe.

         3.04 Monthly Rolling Quantity Forecast of Delivery Requirements. Neoprobe shall provide to Plexus a Monthly Rolling Quantity Forecast of Delivery Requirements in accordance with Section 3.01 above. This Monthly Rolling Quantity Forecast of Delivery Requirements for each assembly shall be used by Plexus to determine the Components and/or the Long Lead-Time Components, NCNR Components and/or Special Components that Plexus must obtain and/or procure and/or inventory, and unless otherwise agreed to, Plexus will negotiate pricing contracts with its supplier based upon the forecast. Plexus shall procure in advance of Neoprobe POs for assemblies, pursuant to the Monthly Rolling Quantity Forecast of Delivery Requirements for each Product, the Components and/or the Long Lead Time Components, NCNR Components and/or Special Components, as required for each Product.

         3.05 Schedule Changes. Neoprobe may request a change to the delivery schedule at any time. Schedule changes can have an extraordinary effect on the amount of inventory at Plexus, the impact for which is not considered in the original cost of the Product. Frequent schedule changes may result in additional administrative charges. If Neoprobe determines that the total annual rolling quantity forecast of delivery requirements for any Product previously specified in the Monthly Rolling Quantity Forecast of Delivery Requirements will be delayed and/or reduced in quantity, then Plexus shall notify Neoprobe that Plexus has procured and is inventorying and/or has on order with its Components and/or Long Lead Time Components, NCNR Components and/or Special Components suppliers an excess quantity of Components and/or Long Lead Time Components, NCNR Components and/or Special Components that Plexus shall be unable to use for any other currently forecasted Product requirement specified in the Monthly Rolling Quantity Forecast of Delivery Requirements. Rescheduling of delivery requirements less than thirty (30) days prior to the delivery date may only be done with mutual agreement between Plexus and Neoprobe. Any schedule change may result in a "Schedule Change Condition" as described in Section 3.06 and Section
3.07 below with corresponding liability to Neoprobe.

         3.06 Schedule Decreases. For schedule decreases issued within the manufacturing lead-time of the scheduled delivery date, Neoprobe will either:

         a) Accept shipment of the completed assemblies within the calendar month originally scheduled: or

         b) Pay full price and accept title and risk of los for completed assemblies and any work in process materials and labor. Plexus will warehouse completed assemblies for a reasonable period of time.

For schedule decreases issued outside the manufacturing lead-time of the scheduled delivery date, the Neoprobe will:

         a) Pay for and accept title and risk of loss for the value of the components (including the full component markup as defined in the Plexus quotation) which Plexus is unable to return or reschedule to meet the new schedule requirements; and

         b) Pay Plexus for any additional cost from suppliers resulting from the rescheduling.


Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

         3.07 Schedule Increases. For schedule increases, Plexus will make its best effort to obtain the Components necessary to meet Neoprobe requirements. However, Plexus may be unsuccessful in obtaining all of the Components required to meet the Neoprobe's increased requirements. In that situation, Plexus reserves the right to Neoprobe payment of the value of all inventory in house as of the delivery date that is a result of the increased requirement.

         3.08 Engineering Change. The term "Engineering Change(s)" (hereinafter called "EC" or "EC's") shall mean those mechanical, software, or electrical design and/or specification and requirement changes which, if made to the Product to be delivered hereunder, would affect the schedule, performance, reliability, quality, availability, serviceability, appearance, dimensions, tolerance, safety or purchase price of such Product or which would require additional approval testing. Plexus may determine that Engineering Changes will affect its ability to maintain the delivery schedule of Product , due to the lead time of newly specified parts and/or the impact of substantial rework or modification. Under these circumstances, Plexus reserves the right to define a new schedule for delivery and treat this as a Schedule Change Condition, with the Neoprobe liability as defined under Section 3.06 or Section 3.07. Upon receipt of an EC, Plexus shall review Neoprobe's proposed EC and shall give to Neoprobe a written evaluation of the EC, stating Plexus' cost to implement the EC (including the cost to modify any tooling), the excess quantity of Components and/or Long Lead Time Components, NCNR Components and/or Special Components Plexus has inventoried and/or has on order with its Components and/or Long Lead Time Components, NCNR Components and/or Special Components suppliers that are unusable for any other assembly requirement and excess due to the EC, and associated costs and expenses such Components and/or Long Lead Time Components, NCNR Components and/or Special Components that Neoprobe shall be liable for and the cost savings, if any, resulting from the EC, and the expected effect on the schedule, availability and/or purchase price of such assemblies, or which may require additional approval tests by Neoprobe.

         3.09 Cancellation. Neoprobe may cancel requirements defined in orders and/or forecasts at any time before the scheduled delivery date. Any Product requirements canceled within the manufacturing lead-time of the scheduled delivery date will be invoiced at the full agreed to price for the completed Product. For Product requirements canceled outside the manufacturing lead time of the scheduled delivery date, Neoprobe's liability to Plexus will be the value of the Components in Plexus' inventory (including the full markup as defined in the Plexus Quotation), and other Components for which Plexus has liability or on order, but which are not in Plexus' inventory, as well as payment for any and all in-process manufacturing costs and expenses, including, ramp down costs, cancellation or restocking charges. To help minimize the impact of cancellation charges, Plexus will attempt to restock components at the supplier, resell the components, and/or utilize the components on non-Neoprobe assemblies.

         3.10 Changes to Specifications. Neoprobe shall have the right to change the Specifications for a Product to make reasonable and lawful modifications to Product Specifications; provided, however, that Plexus shall have a reasonable period of time to implement such Product Specification changes, and shall be entitled to full reimbursement by Neoprobe for any costs incurred by Plexus in implementing such changes, including cost of materials which can not be utilized as a result such change. Neoprobe shall absorb all reasonable adjustments to pricing for a Product which may be required as a result of the Specification change. Neoprobe is responsible for verification and/or validation of any changes to the Specifications.

         3.11 Delivery of Product. Unless otherwise mutually agreed to by the parties, Plexus shall ship Product to a distribution facility designated by Neoprobe.

                             ARTICLE IV. COMPONENTS

         4.01 Responsibility for Components. Unless otherwise agreed to by the parties, Plexus shall be responsible for ordering, purchasing and maintaining sufficient Components to support manufacture of Product in accordance with the forecast described in Section 3.01 herein.

Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.


         4.02 Neoprobe Supplied Parts. Neoprobe may provide certain components required to build Neoprobe's Product in which case, Neoprobe's inability to provide parts in a timely manner may effect Plexus's ability to meet its delivery schedule and may cause Plexus to incur extraordinary expenses to hold Plexus purchased material and/or labor in process. Under these circumstances, Plexus reserves the right to define a new schedule for delivery based upon component availability information from Neoprobe and treat this as a Schedule Change Condition, with Neoprobe liability as defined under Section 3.06 or
Section 3.07 above.

         4.03 Minimum Component Purchases. Plexus may have to place orders for quantities of Components in excess of that required to support Neoprobe requirements. This may be as a result of minimum order size requirements or standard package sizes from the supplier. Neoprobe agrees to have the cost of the excess Components amortized over a maximum of six (6) month's requirements, or will place a purchase order separately for the excess Components.

                               ARTICLE V. TOOLING

         5.01 Ownership of Tooling. Plexus shall procure and/or produce upon mutual pre-approvals, all tools, dies, jigs, and fixtures required to manufacture Product. Plexus shall invoice Neoprobe for all labor and materials required to procure or produce all such tooling, jigs, fixtures, and the like, and upon payment Neoprobe shall obtain unrestricted ownership thereof and to the detailed assembly drawings for such tooling. Neoprobe shall have the right to access such drawings at all times during the term of this Agreement. All replacement tools required shall also be owned by Neoprobe upon payment by Neoprobe of the cost thereof. Termination of this Agreement shall result in the surrender by Plexus of all tools, drawings for tools, replacement tools, fixtures and jigs paid for and owned by Neoprobe. The tooling described herein shall be utilized by Plexus only for the production and/or testing of the Product. All tooling quoted herein is quoted at the cost to Plexus from its suppliers. A procurement charge of *** will be added to all tooling with a cost of less than ***, and a *** procurement charge added to all tooling with a cost of *** or greater.

         5.02 Tooling Maintenance. At all times under this Agreement during which Plexus has possession of Neoprobe tooling, Plexus shall have the responsibility of performing normal, expected maintenance and repairs. The cost of modifying or replacing or rebuilding Neoprobe owned tooling worn through usage or in need of major repair for reasons other than lack of periodic maintenance shall be borne by Neoprobe. Plexus shall be responsible for such costs if such costs are incurred due to a failure to perform proper maintenance or due to damage due to misuse or negligence of Plexus. Payment for the cost of any other required tooling changes shall be negotiated by the parties prior to any change. All modifications and major repairs to tooling must be approved in advance by Neoprobe. Plexus will obtain a warranty on all tooling purchased by Plexus for Neoprobe that warrants the tooling against defect during its normal useful life and that obligates the supplier to replace without cost any defective tooling. Neoprobe shall have the right to inspect all tooling during normal business hours. Plexus agrees that it will obtain agreement from any third parties that will be given possession of Neoprobe owned tooling that such third parties will permit Neoprobe to inspect tooling during normal business hours.

         5.03 Tooling Removal. Upon expiration or termination of this Agreement, Neoprobe shall have the night to take possession of and remove from the Plexus facility, all tooling owned by Neoprobe. The cost of removing and transferring such tooling shall be borne by Neoprobe. In addition to jigs, fixtures, and tooling, Neoprobe may take possession of a detailed assembly drawing for such tooling subject to the conditions stated. Plexus assumes no patent responsibility and gives no express warranty whatever on tooling and equipment removed and, other than warranty of title, such tooling is removed "as is."

                ARTICLE VI. PLEXUS REPRESENTATIONS, & WARRANTIES

Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

         6.01 QSR Compliance. Plexus represents and warrants that, during the term of this Agreement it shall maintain its manufacturing facility in accordance with applicable local, state and Federal rules and regulations and that all Product manufactured pursuant to this Agreement shall be manufactured in accordance with all applicable local, state, and Federal rules and regulations and in accordance with applicable QSR requirements.

         6.02 Product Within Specifications. Plexus represents and warrants that all Product shall be manufactured in strict accordance with the Specifications for such Product and shall be packaged and shipped in accordance with Neoprobe's approved packaging and shipping specifications.

         6.03 Workmanship/Product Warranty. Subject to the limitations set forth in Section 6.04 below, PLEXUS EXPRESSLY WARRANTS THE WORK AS SET FORTH HEREIN. PLEXUS MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSES). IN ADDITION, THE FOLLOWING SHALL CONSTITUTE THE EXCLUSIVE REMEDIES FOR NEOPROBE FOR ANY BREACH BY PLEXUS OF ITS WARRANTIES HEREUNDER. Plexus warrants the assemblies against all defects in workmanship where the assemblies do not conform to the agreed upon manufacturing specifications, for a period of one (1) year from date of shipment, provided agreed upon testing is conducted by Plexus prior to shipment, except as set forth below. If the material furnished contains a manufacturer's warranty, Plexus extends, to the extent possible, such manufacturer's warranty to Neoprobe. Plexus shall repair or replace, at Plexus's option and free of charge, any portion of the assemblies which is returned to Plexus's factory securely packaged, insured and with freight pre-paid within the warranty period, and which upon examination Plexus determines in its sole discretion to be defective in workmanship. Plexus will return the repaired or replaced assemblies to Neoprobe with freight pre-paid.

         6.04 Limitations on Warranty. The warranty set forth in Section 6.03 herein does not apply to:

         a) Any design deficiencies. Plexus expressly disclaims any warranty responsibility for design deficiency, and for infringement for the like.

         b) Any modifications and/or alterations made to th Product, or any portion thereof, without the express written authorization of Plexus obtained in advance. If this is the case, all warranties made herein are invalid and Neoprobe shall have no further remedies hereunder against Plexus.

         c) Any defect, loss or damage resulting from theft loss, fire, misuse, abuse, negligence, vandalism, acts of God, accident, casualty, power failures or surges, alteration, modification or failure to follow installation, operation or maintenance instructions, or any other cause beyond Plexus's reasonable control.

         d)       Components incorporated into the Product.

IN NO EVENT, REGARDLESS OF CAUSE, SHALL PLEXUS BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND, WHETHER IN CONTRACT OR IN TORT, ARISING FROM ITS PERFORMANCE UNDER THIS AGREEMENT.

         6.05 Training of Plexus Personnel. Plexus represents and warrants that all workmanship performed pursuant to this Agreement shall be performed by properly trained and authorized Plexus personnel in accordance with Plexus' quality system and standards.

         6.06 Selection of Suppliers. Plexus agrees it shall use reasonable commercial efforts in selecting third party Component suppliers

                             ARTICLE VII. REGULATORY

         7.01 Compliance with Regulations and Standards. The parties shall cooperate in providing, as required, information to governmental agencies in order to obtain and maintain necessary approvals to manufacture and

Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

market Product. Neoprobe shall be responsible for initiating interaction with regulatory authorities such as the FDA including MDR filing

         7.02 Neoprobe Responsibilities. Neoprobe shall be responsible for ensuring that the Product covered by this Agreement complies with all applicable laws and regulations, including the Act and implementing regulations. Neoprobe responsibilities under this Section 7.02, include but are not limited to the following:

         a) Ensuring that governmentally-required marketing authorizations, including any necessary FDA approvals or clearances, have been obtained;

         b)       Responsibility for the content of any label or labeling;

         c) Preparation and submission of any required reports to governmental entities, including but not limited to medical device reports (MDR's);.

         d) Determining whether any recall or other corrective action is required or appropriate, and developing, implementing and financing any voluntary or mandatory recall or corrective action.

         e) Reviewing and approving the quality system prior to production of the Product.

         7.03 Test Equipment. Neoprobe will provide Plexus with sufficient information to calibrate, operate, test and maintain any Neoprobe supplied equipment.

         7.04 Software Validation. Neoprobe shall be responsible for the software validation of any embedded product software and the validation of all Neoprobe-supplied test equipment or test software, Neoprobe supplied production equipment or software, and Neoprobe supplied firmware. Plexus is responsible for the validation of any Plexus software used in production or as part of the Quality System. The responsibilities described in this Section 7.04 also apply to any revisions of any software. Upon the request by Plexus, Neoprobe will provide Plexus with written certification that the validations in required by this Section 7.04 have been performed.

         7.05 Corrective Actions. Plexus shall be responsible for conducting and documenting corrective and preventive actions based upon the analysis of the quality data available to Plexus. Quality data or information known to Neoprobe, but not provided to Plexus, shall not be included in the analysis of quality data, and Neoprobe shall be responsible for the analysis of data not provided to Plexus.

         7.06 Component Traceability. Neoprobe shall be responsible for defining any "critical" components of the Product requiring component level traceability. Neoprobe must also select the appropriate component level or Product level traceability grade, in order to meet any applicable FDA requirements or regulations. Plexus is responsible for implementing the defined manufacturing-level traceability requirements and for ensuring that the appropriate manufacturing-level traceability records and associated records are retained for the duration of the Agreement. Unless otherwise specified in the Agreement, Plexus is not responsible for ensuring traceability of the Product covered by this Agreement after distribution to the end user(s).

         7.07 Release of Nonconforming Product. Neoprobe may authorize in writing the release of nonconforming components or Product covered by this Agreement. Neoprobe must assess whether the use of the nonconforming Product will affect any regulatory submittals or requirements, and accept responsibility therefore.

         7.08 Product Complaints. Neoprobe shall be responsible for all complaint handling, including but not limited to maintenance of complaint files, investigation of complaints, resolution of complaints, trending or otherwise analyzing complaints, and maintaining complaint-related records. Plexus shall cooperate with Neoprobe in Neoprobe's investigation of Product complaints. Neoprobe will promptly provide to Plexus copies of all

Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

complaints received by Neoprobe that refer or relate to Product manufactured by Plexus and all adverse event reports to a governmental entity that refer or relate to Product manufactured by Plexus. Any complaints received by Plexus shall be forwarded to Neoprobe within five (5) working days. Plexus agrees to provide failure analysis and/or statistical defect analysis of Product covered by this Agreement, provided Neoprobe returns the product to Plexus' s facility. Neoprobe shall be responsible for all costs, including but not limited to freight and insurance, both to Plexus's facility and the return to Neoprobe. Plexus shall supply Neoprobe with copies of all such failure analyses for Neoprobe's files. If decontamination is required, Neoprobe and Plexus must mutually develop the required documentation procedures to be used on the returned Product.

         7.09 Maintenance of Records. Plexus shall be responsible for maintaining the DHR and DMR for each lot or batch of Product, as well as the retention of such records in accordance with Neoprobe's record retention SOP that has been provided to Plexus by Neoprobe. Unless otherwise agreed to by the parties, records shall be returned to Neoprobe, at Neoprobe's cost, at the end of the applicable retention period

         7.10 Plexus Cooperation In Regulatory Matters. Plexus agrees to cooperate fully with Neoprobe in connection with Neoprobe's handling of Neoprobe's obligatory regulatory matters such as adverse event reporting, complaint disposition, Product tracking, Product recalls and safety alerts. Plexus agrees to provide routine cooperation at no cost to Neoprobe. Neoprobe shall be responsible for costs incurred by Plexus as a result of its cooperation with Neoprobe. In the event of any recall of any Product, caused by Plexus' sole negligence, and within product warranty as defined, (i) Plexus shall repair or replace, at Plexus's sole discretion, the recalled Product without charge to Neoprobe, and (ii) Plexus shall reimburse Neoprobe for its reasonable out-of-pocket expenses incurred in connection with such recall up to a maximum of *** in the aggregate (not per occurrence).

         7.11 Facility Inspection. Neoprobe shall have the right, during reasonable business hours, and with reasonable prior notice, to audit all phases of Product manufacturing activities at Plexus in order to verify compliance with the Product Specifications and applicable regulatory requirements as they apply to Neoprobe's product. The cost of conducting such audits shall be borne by Neoprobe. Plexus agrees to give Neoprobe access during normal working hours to such records as are reasonably necessary to enable Neoprobe to conduct its audit, including quality control records, test records, DHRs, DMR, and to permit Neoprobe to review and copy such records, if applicable. Neoprobe's right of access to inspect and copy Confidential information of Plexus shall be restricted to those matters necessary to verify the compliance of Plexus with the Specifications and regulatory requirements.

         7.12 Product Release. Unless otherwise agree to by the parties in writing, Product shall be "released" according to the following procedure:

         a) Plexus shall send by facsimile, a copy of the DHR for a Control Unit to the "Designated Person" in Neoprobe's Regulatory Affairs, Quality Assurance group;

         b) The Designated Person shall review the DHR and shall sign and date it, indicate approval or nonapproval and fax the DHR to Plexus;

         c) Upon receipt of an approved DHR, Plexus shall b authorized to "release" Product for sale; and

         d) Plexus shall ship released Product to Neoprobe' designated Product distribution center.

Notwithstanding the above, if Neoprobe receives an approved DHR, payment of the product shall not be withheld by Neoprobe unduly and Neoprobe shall pay all invoices net thirty (30) days after receipt of such invoice and receipt of Plexus' Certificate of Compliance.


Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

         7.13 Responsibility for Meeting European Requirements. The parties shall be responsible for meeting European regulatory requirements as follows:

         a) Neoprobe is responsible for making the appropriate arrangements with its Notified Body before Plexus will apply the CE mark to the Product.

         b) Neoprobe must inform the Notified Body that Plexus will apply the CE mark, when applicable.

         c) Plexus shall be responsible for notifying Neoprobe of any reports of "incidents" or "near incidents", which allege death or serious injury to a patient.

         d) Neoprobe is responsible for any subsequent reporting to the Competent Authorities of the EEA (European Economic Area).

         e) Neoprobe is responsible for conducting any advisory notices or recall that are required on medical product manufactured by Plexus and sold by Neoprobe in the EU area.

         f) Plexus is responsible for retaining the appropriate medical records for the lifetime of the medical device. Since Plexus does not have access to date describing the lifetime of the medical device, Plexus will retain the appropriate medical records as required, or until the Agreement with Neoprobe ends.

         7.14 ISO 9000 Certification. Plexus Electronic Assembly Corporation (manufacturing) is Certified ISO 9002; Plexus Technology Group Incorporated (product design/development) is Certified ISO 9001. Plexus agrees that it shall maintain its ISO certification at all times during the term of this Agreement. Plexus agrees to immediately notify Neoprobe of any change in its ISO Certification status. Plexus agrees to provide copies of its ISO certifications to Neoprobe as they are renewed.

                        ARTICLE VIII. TERM & TERMINATION

         8.01 Term. Unless earlier terminated by the parties pursuant to this
Article VIII, the term of this Agreement shall be from the Effective Date until December 31, 2003; provided however, that the term of this Agreement may be extended for additional one (1) year periods by mutual written agreement of the parties given no later than six (6) months prior to the termination date.

         8.02 Early Termination by Neoprobe. Beginning January 1, 2001, Neoprobe may terminate this Agreement for any reason upon six (6) months prior written notice to Plexus. During the notice period, Plexus shall use reasonable commercial efforts to control costs during the notice period and to minimize any cost liability accruing to Neoprobe pursuant to Section 8.06.

         8.03 Termination for Material Breach. Either party may terminate this Agreement in the event of a material breach by the other, provided that the party asserting such breach first serves written notice of the alleged breach on the offending party and such alleged breach is not cured within thirty (30) days of said notice.

         8.04 Termination for Insolvency. In the event that either party shall become insolvent or shall suspend its business, or shall file a voluntary petition or any answer admitting the jurisdiction of the court and the material allegations of, or shall consent to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of all or a substantial part of its property (such party, upon the occurrence of any such event, a "Bankrupt Party"), then to the extent permitted by law the other party hereto may thereafter immediately terminate this Agreement by giving notice of termination to the Bankrupt Party.

         8.05 Termination for Failure to Supply. Notwithstanding the provisions of Section 13.01, in the event Plexus is unable to supply Product to Neoprobe for a *** period due to a delay caused by Plexus, Neoprobe shall have the right to terminate this Agreement upon *** prior to notice to Plexus. If Plexus is able to resume supply of substantially all of Neoprobe's requirements during such *** period, this Agreement shall remain in full force and effect.

Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

         8.06 Early Termination Liability. In the event of an early termination of this Agreement by Neoprobe pursuant to Section 8.02 or by Plexus pursuant to
Section 8.03 or Section 8.04, Neoprobe shall be responsible for payment for all Product scheduled for delivery, for the cost of all materials in inventory or on order as reflected by open Purchase Orders, for component price adjustments caused by Neoprobe purchase order cancellations, and for noncancelable and non returnable materials. Plexus shall use all reasonable efforts to minimize any and all purchase order cancellation charges, billbacks, and/or restocking charges.

         8.07 Rights or Obligations Upon Termination. Termination of this Agreement, for whatever reason, shall not affect any rights or obligations which may have accrued to either party prior to the effective date of termination.

         8.08 Confidentiality Upon Termination. The obligations of confidentiality in Article X and of Indemnification as provided in Article XI shall survive the expiration or termination of this Agreement.

                        ARTICLE IX. INTELLECTUAL PROPERTY

         9.01 Right to Use Plexus' Proprietary Information. Plexus hereby grants to Neoprobe and Neoprobe hereby accepts an irrevocable royalty-free nonexclusive right to use all Confidential Information of Plexus to the extent the use of such Confidential Information is needed to assemble Product in accordance with the Specifications. In the event of termination of this Agreement by Neoprobe pursuant to Section 8.02 or by either party pursuant to Section 8.04, Neoprobe shall, with prior written approval of Plexus, such consent not to be unreasonably withheld have the right to grant a sublicense to a third party to use such Confidential Information to the extent necessary to enable a third party to manufacture Product on behalf of Neoprobe

         9.02 Intellectual Property Rights. All patents, copyrights, trademarks, or other rights pertaining to inventions, developments, or improvements made in the course of the work performed by Plexus hereunder are the property of Neoprobe. Plexus will, upon written direction from Neoprobe, execute any and all papers and documents prepared or submitted by Neoprobe as may be reasonably required to transfer or secure to Neoprobe full title and authority over such rights. Plexus will be compensated by Neoprobe for time and expense as incurred in this obligation at the then current billing rates for those of its employees necessary for these purposes.

         9.03 Rights to Neoprobe's Intellectual Property. No rights are granted hereunder to Plexus under any patents, trademarks or copyrights owned or controlled by Neoprobe except as are incidental only to the manufacture of Product by Plexus for Neoprobe.

         9.04 Indemnity for Infringement. Neoprobe shall assume all responsibility for determining whether the Product to be manufactured by Plexus infringes on any patent, copyright or trademark held by a third party, and Neoprobe shall indemnify and hold harmless Plexus from any liability, including legal costs and expenses, damages and attorney fees arising from any claim demand or suit, made by a third party based on allegations or claims that the Product or any design, patent, copyright, or trademark used in connection with the Product constitutes an infringement of any patent, trademark or copyright of the United States or any foreign county held by such third party. In the event any such claim or suit is asserted or instituted against Plexus, Plexus shall promptly notify Neoprobe of the assertion of any such allegation or claim. Neoprobe shall thereupon assume responsibility for and conduct the defense of each assertion or suit at its expense, and reasonable information and assistance for the defense of same shall be provided by Plexus for which Plexus will be compensated for time and expenses at its current billing rate. Plexus shall have the right, at its expense, to be represented in the defense of any such assertion or suit by counsel of its own selection.

                           ARTICLE X. CONFIDENTIALITY


Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

         10.01 Confidential Information. Each party ("Receiving Party") shall maintain in confidence all information heretofore or hereafter disclosed by the other ("Disclosing Party") which such party knows or has reason to know are trade secret and other proprietary information owned by or licensed to the other, including, but not limited to, information relating to the Product and licenses, patents, patent applications, technology or processes and business plans of the other party, including, without limitation, information designated as confidential in writing from one party to the other (all of the foregoing hereinafter referred to as "Confidential Information"), and shall not use such Confidential Information except as permitted by this Agreement or disclose the same to anyone other than those of its officers, directors or employees as are necessary in connection with such party's activities as contemplated by this Agreement. Each party shall use its best efforts to ensure that its officers, directors and employees do not disclose or make any unauthorized use of such Confidential Information. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other's Confidential Information.

         10.02 Limitations on Confidentiality. The obligation of confidentiality contained in this Article X shall not apply to the extent that: i) the Receiving Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; ii) the Receiving Party can demonstrate that the disclosed information was at the time of disclosure already in the public domain other than as a result of actions or failure to act of the Receiving Party, its officers, directors or employees, in violation hereof, iii) the disclosed information was rightfully known by the Receiving Party (as shown by its written records) prior to the date of disclosure to the Receiving Party in connection with this Agreement; or iv) the disclosed information was received by the Receiving Party on an unrestricted basis from a source which is not under a duty of confidentiality to the other party.

         10.03 Disclosure Required by Law. In the event that the Receiving Party shall be required to make disclosure pursuant to the provisions of Section 10.02
(i) as a result of the issuance of a court order or other government process, the Receiving Party shall promptly, but in no event more than forty-eight (48) hours after learning of such court order or other government process, notify, by personal delivery or facsimile, all pursuant to Section 12.04 hereof, the Disclosing Party and, at the Disclosing Party's expense, the Receiving Party shall: i) take all reasonably necessary steps requested by the Disclosing Party to defend against the enforcement of such court order or other government process; and ii) permit the Disclosing Party to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

         10.04 Equitable Remedies for Breach of Confidentiality. The parties acknowledge that their failure to comply with the provisions of Section 10.0 1 of this Article X may cause irreparable harm and damage to the name and reputation of the other party for which no adequate remedy may be available at law. Accordingly, the parties agree that upon a breach by a party of such provisions, the nonbreaching party may, at its option, enforce the obligations of the breaching party under those provisions by seeking equitable remedies in a court of competent jurisdiction.

                           ARTICLE XI. INDEMNIFICATION

         11.01 Plexus Indemnity. Plexus agrees to indemnify, protect and defend Neoprobe and hold Neoprobe harmless from and against any claims, damages, liability, harm, loss, costs, penalties, lawsuits, threats of lawsuit, or other governmental action, including reasonable attorneys' fees, brought or claimed by any third party which: (i) arise solely as the result of Plexus' solely negligent or intentional breach of this Agreement or of warranty or representation made to Neoprobe under this Agreement; or, (ii) which result from any claim made against Neoprobe as a result of Plexus' solely negligent or intentional supply of defective Product to Neoprobe and as a result of Plexus' manufacturing processes only; provided however, that Plexus will not be liable for errors, or expenses which may be incurred in its performance of the work under this Agreement which results from the engineering and/or design of the Product, or from Plexus' reliance upon information, technological records, sketches, drawings, or prototypes furnished by Neoprobe or Neoprobe's design engineering firm.


Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

         11.02 Neoprobe Indemnity. Neoprobe agrees to indemnify, protect, and defend Plexus and hold Plexus harmless from and against any claims, damages, liabilities, harm, loss, costs, penalties, lawsuits, threats of lawsuit, recalls or other governmental action, including reasonable attorneys' fees, brought or claimed by any third party, which: (i) arise out of Neoprobe's negligent or intentional breach of this Agreement or of any warranty or representation to Plexus under this Agreement; or, (ii) result from the negligent acts or willful malfeasance on the part of Neoprobe or its employees or agents, in connection with Neoprobe's sale, marketing or distribution of Product or other activities or actions in connection with the Product.

         11.03 Notice of Defense of Actions. Each party shall give the other prompt notice of any potential liability, and promptly after receipt by a party claiming indemnification under this Article XI of notice of the commencement of any action, such indemnified party shall notify the indemnifying party of the commencement of the action and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such action with counsel of its choosing. An indemnified party shall not have the right to direct the defense in such an action of an indemnified party if counsel to such indemnified party has reasonably concluded that there may be defenses available to it that are different from or additional to those available to the indemnifying party; provided, however, that in such event, the indemnifying party shall bear the fees and expenses of separate counsel reasonably satisfactory to the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Article XI. No settlement of any claim or action may be made without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

                          ARTICLE XII. GENERAL WARRANTY

         12.01 General Warranty. Each Party hereby represents and warrants that:

         a) it has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein;

         b) this Agreement and the provisions hereof constitute the valid and legally binding obligations of each party and do not require the consent, approval or authorization of any Person, public or governmental authority or other entity;

         c) he execution and delivery of this Agreement by each party, and the performance of a Party's obligations hereunder, are not in violation of breach of, and will not conflict with or constitute a default under, the Articles of Incorporation or Bylaws of either Party, or any material agreement, contract, commitment or obligation to which either Neoprobe or Plexus is a party or by which either of it is bound; and

         d) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any governmental. agency or court having jurisdiction over either party or its assets or properties.

                           ARTICLE XIII. MISCELLANEOUS

         13.01 Force Majeure. Neither of the parties to this Agreement shall be liable to the other party for any loss, injury, delay, damage or other casualty suffered or incurred by such other party due to strikes, lockouts, accidents, fire, embargoes, explosions, floods, war, governmental action or any other cause similar thereto which is beyond the reasonable control of such other party and any failure or delay by a party in the performance of any of its obligations under this Agreement shall not be considered as a breach of this Agreement due to, but only so long as there exists, one or more of the foregoing causes; provided, however, that if Plexus cannot complete an order within ninety (90) days due to any such cause, Neoprobe may cancel the order without liability to Plexus, except for product assemblies, parts or components already in inventory, but not yet shipped, non-cancelable and non- returnable components and work already in progress.


Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

         13.02 Relationship. This Agreement shall not be construed to create between the parties hereto or their respective successors or permitted assignees the relationship of principal and agent, joint-venturers, copartners or any other similar relationship, the existence of which is hereby expressly denied by each party. Neither party shall be liable to any third party in any way for engagement, obligation, contract, representation or transaction or for any negligent act or omission to act of the other except as expressly provided.

         13.03 Governing Law. The parties hereby agree that this Agreement shall be governed by and will be construed in accordance with the laws of the State of Wisconsin, irrespective of the conflicts of laws provisions thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Wisconsin in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may be determined by such courts. The parties hereby waive, to the fullest extent possible, the defense of an inconvenient forum to the maintenance of such action or proceeding, and the parties agree that a final judgement in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other matter provided by law.

         13.04 Arbitration. Unless otherwise agreed to in writing by the parties, any controversy or claim arising out of or relating to this Agreement, or the parties' decision to enter into this Agreement, or the breach thereof, shall be settled by arbitration through the American Arbitration Association and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceeding shall be conducted and presided over by a single neutral arbitrator chosen pursuant to American Arbitration Association procedures. Decision of the arbitrator shall be final, binding, and not subject to appeal or review; provided that, either party may request that the arbitrator review and reconsider his or her decision, in whole or in part. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in Neenah, Wisconsin and the arbitrator shall apply the substantive law of Wisconsin except that the interpretation and enforcement of this arbitration provision shall be governed by the federal Arbitration Act. The arbitrator shall not award either party punitive damages and the parties shall be deemed to have waived any right to such damages.

         13.05 Notice. All notices, proposals, submissions, offers, approvals, agreements, elections, consents, acceptances, waivers, reports, plans, requests, instructions and other communications required or permitted to be made or given hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing, and shall be deemed to have been duly made or given when: i) delivered personally with receipt acknowledged; or ii) sent by registered or certified mail or equivalent, return receipt requested; or
iii) sent by facsimile or telex; or iv) sent by recognized overnight courier for delivery within twenty-four (24) hours, in each case addressed or sent to the parties at the following addresses and facsimile numbers or to such other or additional address or facsimile as any party shall hereafter specify by Communication to the other party:


To Neoprobe:      David C. Bupp
                  President & CEO
                  Neoprobe Corporation
                  425 Metro Place North, Suite 300
                  Dublin, Ohio 43017
                  Fax No. (614) 7937520

With a Copy to:   Carl M. Bosch
                  Vice President, Instrument Development
                  Neoprobe Corporation
                  425 Metro Place North, Suite 300
                  Dublin, Ohio 43017
                  Fax No. (614) 7937520


Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

To Plexus:        Strategic Customer Manager
                  Plexus Corp.
                  55 Jewelers Park Drive
                  P.O. Box 156
                  Neenah, Wisconsin 549570156
                  Fax No.: (920) 7206700

With a Copy to:   Joseph D. Kaufman
                  Vice President
                  Law and Administration
                  Plexus Corp.
                  55 Jewelers Park Drive
                  P. O. Box 156
                  Neenah, WI   54957-0156
                  Fax No. (920)751-3234

Notice of change of address shall be deemed given when actually received, all other Communications shall be deemed to have been given, received and dated on the earlier of: when actually received, or on the date when delivered personally; ii) one (1) day after being sent by facsimile, cable, telex (each promptly confirmed by a writing as aforesaid) or overnight courier; or iii) four
(4) business days after mailing.

         13.06 Legal Construction. In case any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

         13.07 Entire Agreement, Modifications, Consents, Waivers. This Agreement together with the Exhibits hereto contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Each party hereto may, by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party to be performed or complied with. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         13.08 Section Headings; Construction. The section headings and titles contained herein are each for reference only and shall not be deemed to affect the meaning or interpretation of this Agreement. The words "hereby", "herein", "hereinabove". "hereinafter", "hereof' and "hereunder", when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural, the conjunctive shall include the disjunctive and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

         13.09 Execution Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

                     ARTICLE XIV. BINDING EFFECT, ASSIGNMENT


Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information , has been replaced by "***" in this Exhibit.

      Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.

         In entering into this Agreement, each party hereto has relied upon the expertise and capabilities of the other. Accordingly, neither party may directly or indirectly assign, delegate, encumber or in any other manner transfer any of its rights, remedies, obligations, liabilities or interests in or arising under this Agreement, without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. Any attempted assignment, delegation, encumbrance or other transfer in violation of this Agreement shall be void and of no effect, and shall be a material breach hereof.

         IN WITNESS WHEREOF, the parties have cause this Agreement to be executed as of the day and year first written above.


PLEXUS CORP.                                   NEOPROBE CORPORATION

By:    /s/ Chuck Williams                      By:    /s/ David C. Bupp
       ------------------                             -----------------

Name:  Chuck Williams                          Name:  David C. Bupp
       ---------------------                          -------------

Title: Vice President                          Title: President, C.E.O.
       --------------------                           -----------------









Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information, has been replaced by "***" in this Exhibit.

         Omitted portions of this Exhibit are subject to a Request for Confidential Treatment under Rule 24b-2.


                                  EXHIBIT 1.13

                                    PRODUCTS
                                    --------



Plexus Part #                   Description                 Neoprobe Model #
-------------                   -----------                 ----------------

     ***                            ***                            ***

     ***                            ***                            ***



Text which has been omitted and filed separately under Rule 24b-2, pursuant to which Neoprobe Corporation has requested confidential treatment of this information, has been replaced by "***" in this Exhibit.